EXHIBIT 23.03
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Interwoven Inc.:
     We consent to the incorporation by reference in the registration statement on Form S-8 of Interwoven, Inc. of our report dated March 13, 2006, except as to Note 17 to the consolidated financial statements which is as of December 14, 2007, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of Interwoven, Inc., incorporated herein by reference.
/s/ KPMG LLP
Mountain View, California
June 5, 2008